EXHIBIT 99.155

North Valley Bancorp to Present at D.A. Davidson Financial Services Conference

          May 5, 2008 - REDDING, CA – North Valley Bancorp (NASDAQ: NOVB), a bank holding company with $945 million in assets, today announced that Michael J. Cushman, President and Chief Executive Officer, and Kevin R. Watson, Executive Vice President and Chief Financial Officer, will present at the 10th Annual D.A. Davidson & Co. Financial Services Conference in Seattle, WA.

          The presentation will be held on Thursday, May 8, 2008 at 9:15 a.m. PDT. Investors may access a live webcast of the presentation at http://www.wsw.com/webcast/dadco12/novb/. Slides included in the presentation will be filed with the Securities and Exchange Commission on a Form 8-K Current Report prior to the presentation. The presentation will be archived for 90 days at the above website.

          North Valley Bancorp is a bank holding company headquartered in Redding, California. Its subsidiary, North Valley Bank (“NVB”), operates twenty-six commercial banking offices in Shasta, Humboldt, Del Norte, Mendocino, Yolo, Solano, Sonoma, Placer and Trinity Counties in Northern California, including two in-store supermarket branches and seven Business Banking Centers. North Valley Bancorp, through NVB, offers a wide range of consumer and business banking deposit products and services including internet banking and cash management services. In addition to these depository services, NVB engages in a full complement of lending activities including consumer, commercial and real estate loans. Additionally, NVB has SBA Preferred Lender status and provides investment services to its customers. Visit the Company’s website address at www.novb.com for more information.

Cautionary Statement: This release contains certain forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those stated herein. Management’s assumptions and projections are based on their anticipation of future events and actual performance may differ materially from those projected. Risks and uncertainties which could impact future financial performance include, among others, (a) competitive pressures in the banking industry; (b) changes in the interest rate environment; (c) general economic conditions, either nationally, regionally or locally, including fluctuations in real estate values; (d) changes in the regulatory environment; (e) changes in business conditions or the securities markets and inflation; (f) possible shortages of gas and electricity at utility companies operating in the State of California, and (g) the effects of terrorism, including the events of September 11, 2001, and thereafter, and the conduct of the war on terrorism by the United States and its allies. Therefore, the information set forth herein, together with other information contained in the periodic reports filed by the Company with the Securities and Exchange Commission, should be carefully considered when evaluating the business prospects of the Company. North Valley Bancorp undertakes no obligation to update any forward-looking statements contained in this release, except as required by law.

For further information contact:

Michael J. Cushman	or	Kevin R. Watson
President & Chief Executive Officer		EVP & Chief Financial Officer
(530) 226-2900 Fax: (530) 221-4877		(530) 226-2900 Fax: (530) 221-4877